For Non-Employee Directors
Exhibit 10.1
PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT
[INSERT GRANTEE NAME]
c/o 1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
PeopleSupport, Inc. (the “Company”) has granted you the number of Restricted Stock Units set forth below under this stock award (“Award”) under the PeopleSupport, Inc. 2004 Stock Incentive Plan (the “Plan”), subject to the following terms. Each of the capitalized terms herein shall have the meaning given it by the Plan except if the context of such term clearly assumes a different meaning.

Number of Restricted Stock Units
Date of Grant	Covered By this Award
October 20, 2005	Six Hundred Fifty (650)
     1. Grant of Award. The Company has granted you the above-listed number of Restricted Stock Units (which is the right to receive one share of the common stock of the Company (“Common Stock”) for each one of the Restricted Stock Units), subject to provisions of this Agreement and the Plan.
     2. Distribution of Shares of Common Stock Subject to Vesting. You will be issued one share of the Common Stock for each of the Restricted Stock Units that becomes vested subject to the following vesting schedule: All of Restricted Stock Units will become vested in full on the one year anniversary of the above Date of Grant of this Award provided that you have remained in continuous service on the Board of Directors of the Company from the above Date of Grant through such date or die or become disabled (as determined by the Board of Directors of the Company during such time period).
     3. Term of Award. The Award shall have a term beginning on the commencement of the Performance Period and ending on October 20, 2006, with the settlement of the Award if vested or the expiration of the Award if not vested.
     4. Distribution of Shares of Common Stock. Shares of Common Stock shall be issued as soon as administratively practicable following the time that Restricted Stock Units become vested but not later than two and one-half months or such shorter period of time to qualify for an exemption from the application of Section 409A of the Internal Revenue Code.
     5. Transfer of Award. This Award shall not be transferable, except by will or the laws of descent and distribution, provided that any such transfer shall be subject to the terms of this Agreement and the Plan. Any other attempt to transfer or dispose of the Restricted Stock Units shall be null and void and unenforceable.
     6. Plan Terms Govern. The grant of this Award and the settlement of earned Restricted Stock Units are subject to the provisions of the Plan and any rules that the Committee may prescribe. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
     7. Limitations. Nothing in this Agreement or the Plan shall be construed to give you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any of its Affiliates to terminate your employment at any time. The distribution of any Common Stock in settlement of the vested Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you shall not have any interest in any fund or specific asset of the Company by reason of this Award or the bookkeeping account established on your behalf.
     8. Tax Withholding. The settlement of your vested Restricted Stock Units, if any, shall be subject to applicable tax withholdings. As a condition of this Award and the settlement of the vested Restricted Stock Units hereunder, you may be required to make arrangements with the Company for the withholding and payment of any applicable income taxes.
     9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent consistent with applicable law.
     10. Compliance with Applicable Laws, Regulations and Rules and the Company’s Policies. In accepting the Award, you agree to comply with all applicable laws, regulations and rules of governing state and federal governmental agencies as well as the applicable regulations and rules of any stock exchange on which the securities of the Company are traded, and any policies as now or hereafter established by the Company, with regard to the Award. You acknowledge and agree that you may be required to disgorge any and all gains and payments under the Award to the extent required by applicable laws, stock exchange regulations and rules, and the policies of the Company. This Award shall be construed and administered as necessary to qualify for an exemption from the application of Section 409A of the Internal Revenue Code. This Award is granted under and governed by the terms and conditions of this Restricted Stock Units Agreement and the Plan, a copy of which is attached and made a part of this instrument.

PEOPLESUPPORT, INC.

Signature

Name

Title

EXHIBIT A
PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
PLAN DOCUMENT